Exhibit 4.6

DATAJUNGLE SOFTWARE INC.

SERIES A PROMISSORY NOTE

Number ____

____________, 2005

For value received, DataJungle Software Inc. (hereinafter referred to as the “Borrower”) promises to pay to the order of _______ (hereinafter referred to as the “Lender”) in the City of Atlanta, Georgia or at such other place as the holder hereof may, from time to time designated in writing, the sum of $_______ USD (collectively the “Loan”) made by the Lender to the Borrower, in legal and lawful money of the United States of America, with interest on the principal outstanding from time to time until paid, both before and after maturity, at the rate of twelve percent (12%) per annum.

The principal and interest of this Note is due and payable on March 31, 2006 and is advanced to Borrower under the following conditions:

a.

The Loan together with any other obligations owing to Lender in accordance with this Note is secured by and repayable in full from receipt by Borrower or Borrower’s wholly owned subsidiary, DataJungle Ltd., of proceeds from the present and future accounts receivables due to Borrower or DataJungle Ltd.

b.

The Loan together with any other obligations owing to Lender in accordance with this Note is unconditionally guaranteed by DataJungle Ltd.

Upon 5 days written notice, the Borrower may pay all or part of any of principal and/or interest, unless converted into equity by the Lender, before maturity at any time without penalty or bonus and any subsequent interest shall be calculated only on any remaining outstanding balance.

In the event this Note, or any part hereof, is collected through Bankruptcy or other judicial proceedings by an attorney or is placed in the hands of an attorney for collection after maturity, then the Borrower agrees and promises to pay a reasonable attorney’s fee for collection.

The Borrower expressly requires notice of all demands for payment, presentation for payment, protest and notice of protest, as to this Note but the Lender, payee or other holder of this Note may at any time, from time to time and upon notice in writing to the Borrower, extend the terms of payment or date of maturity hereof.

This Note may be assigned, pledged or hypothecated by the Lender or holder upon notice to the Borrower and is made without recourse to any director, officer or employee of the Borrower.

Prior to maturity, the Lender or Holder may at any time and from time to time on notice to the Company require that all or any portion of the outstanding principal and accrued interest be converted into shares of Common Stock, plus warrants for shares of Common Stock, of the Company at the conversion rate of $0.20 per share plus a Warrant exercisable for the number of shares of Common Stock equal to fifty percent (50%) of the number of shares of Common Stock purchased by the Investor. The Warrant will be exercisable until December 31, 2010 and will have an exercise price equal to $0.30 per share.

.

Any notice, demand or request relating to any matter set forth in this Note shall be given in writing.

This Note shall be governed by and construed in accordance with the laws of the State of Georgia, U.S.A..

IN WITNESS WHEREOF, DataJungle Software Inc. has caused this Note to be duly executed on its behalf by its officers duly authorized thereunto.

DataJungle Software Inc.

Per:______________________

Edward J. Munden

President & CEO

Per:__________________

Denes Bartakovich

COO

Acknowledged by DataJungle Ltd. and unconditionally guaranteed by DataJungle Ltd.

DataJungle Ltd.

Per:______________________

Edward J. Munden

President & CEO

Per:__________________

Denes Bartakovich

COO

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